Exhibit 99.1
Contact: Doug Dean
Investor Relations
(732) 544-3212
ddean@opnext.com
Opnext, Inc. Receives Staff Determination Letter from NASDAQ
Eatontown, NJ—February 25, 2008 —Opnext, Inc. (NASDAQ:OPXT) today announced it received a Nasdaq Staff Determination Letter on February 20, 2008 indicating that, due to the Company’s previous announcement of its expected restatement of certain of its financial statements and the Company’s resulting inability to timely file its Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, it was not in compliance with the filing requirements for continued listing of its common stock on the Nasdaq Global Select Market set forth in Nasdaq Marketplace Rule 4310(c)(14).
The Company today filed its Quarterly Report on Form 10-Q for the quarter ended December 31, 2007. The Company also received a notice today from the Nasdaq Listing Qualifications Department stating that, based on today’s filing, the Company is now in compliance with Nasdaq Marketplace Rule 4310(c)(14) and that the matter is now closed.
Forward-looking Statements:
Statements made in this press release include forward-looking statements, including, but not limited to, the Company’s continuing ability to maintain its listing on The Nasdaq Stock Market. These statements involve risks and uncertainties that may affect the Company’s business, which are discussed in Opnext’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A filed on February 25, 2008. In providing forward-looking statements, the Company expressly disclaims any obligation to update these statements, publicly or otherwise, whether as a result of new information, future events or otherwise, except to comply with applicable federal and state securities laws.
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About Opnext:
From the latest communications networks to new security systems, and from major advances in medical systems to high-demand consumer electronics, Opnext (NASDAQ: OPXT) laser technologies add the spark of innovation to a world of new applications. The Company’s industry expertise, future-focused thinking and commitment to research and development combine in bringing to market solutions that are ready for the next generation of laser-based products. Formed out of Hitachi, Opnext has built on more than 30 years experience of advanced technology to establish its broad portfolio of solutions and solid reputation for excellence in service. For additional information, visit www.opnext.com.